Exhibit 4.3

DESCRIPTION OF SECURITIES

The following summary of MeiraGTx Holdings plc’s (the “Company”) ordinary shares is based on and qualified by the Company’s amended and restated memorandum and articles of association. In this “Description of Securities” discussion, we use the terms “we,” “us” and “our” to refer to the Company.

General

We were incorporated pursuant to the laws of the Cayman Islands as an exempted company with limited liability to become the holding company of our business. On June 7, 2018, in connection with our initial public offering (the “IPO”), we acquired all the issued and outstanding ordinary shares of MeiraGTx Limited pursuant to a series of reorganization transactions, and, as a result, MeiraGTx Limited became a wholly owned subsidiary of the Company. We refer to these events as the “Reorganization Transactions.”  Prior to the Reorganization Transactions, MeiraGTx Holdings plc had not conducted any operations and had nominal assets and liabilities.

The principal legislation under which the Company operates and its shares are issued is the Cayman Islands Companies Law (2018 Revision) (the “Companies Law”).

Our register of shareholders is maintained by Computershare Trust Company N.A.

Share Capital

The capital of the Company is US$50,000 divided into 1,288,327,750 shares with a nominal or par value of US$0.00003881 provided always that subject to the Companies Law and the Company’s amended and restated memorandum and articles of association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

Listing

Our ordinary shares are traded on the Nasdaq Global Select Market under the trading symbol “MGTX.”

Ordinary Shares

General

All of our issued and outstanding ordinary shares are fully paid and non assessable. Certificates representing our issued and outstanding ordinary shares are generally not issued and legal title to our issued shares is recorded in registered form in the register of members. Holders of our ordinary shares have no preemptive, subscription, redemption or conversion rights.

Our board of directors may provide for other classes of shares, including classes of preferred shares, out of our authorized but unissued share capital, which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Such additional classes of shares shall have such rights, restrictions, preferences, privileges and payment obligations as determined by our board of directors. If we issue any preferred shares, the rights, preferences and privileges of holders of our ordinary shares will be subject to, and may be adversely affected by, the rights of the holders of such preferred shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law and our amended and restated memorandum and articles of association. Dividends and other distributions on issued and outstanding ordinary shares may be paid out of the funds of the Company lawfully available for such purpose, subject to any preference of any outstanding preferred shares. Dividends and other distributions will be distributed among the holders of our ordinary shares on a pro rata basis.

Voting rights

Voting at any shareholders’ meeting is by show of hands, unless voting by way of poll demanded by the chairman of the board of directors or any shareholder present or voting by proxy. On a show of hands every shareholder present in person or by proxy shall have one vote and on a poll every shareholder present in person or by proxy shall have one vote for each ordinary share on all matters upon which the ordinary shares are entitled to vote.

A quorum required for a meeting of shareholders consists of holders with at least one-third of the votes eligible to be cast at any such general meeting of the Company.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of not less than two thirds of the votes attaching to the ordinary shares cast in a general meeting. An ordinary resolution or a special resolution may also be adopted by way of unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held. A special resolution will be required for matters such as certain merger or consolidation transactions, the change of name of the Company, making changes to our amended and restated memorandum and articles of association, or the voluntary winding up of the Company.

Variation of rights

The rights attached to any class of shares (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied only with the sanction of a resolution passed by not less than two-thirds of the votes attaching to the shares of the relevant class cast in a meeting of the holders of the shares of that class, or by the written consent of the holders of not less than two-thirds of the shares of that class. The rights conferred upon the holders of the shares of any class shall not (unless otherwise provided by the terms of issue of that class) be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu with such previously existing shares.

Transfer of ordinary shares

Any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors, subject to the applicable restrictions of our amended and restated memorandum and articles of association which will become effective upon the completion of this offering, such as the suspension of transfers for a period immediately preceding a general meeting, or the determination that a proposed transfer is not eligible.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis.

Directors

The management of our company is vested in our board of directors. The quorum necessary for any meeting of our board of directors shall consist of at least a majority of the members of our board of directors, a majority of whom (and, if a greater number of directors are present, a majority thereof) shall be present (either in person or otherwise provided in the amended and restated memorandum and articles of association) in the United Kingdom, and questions arising at any meeting shall be decided by a majority of votes.

Our amended and restated memorandum and articles of association provide that our board of directors will be divided into three classes with staggered, three-year terms. At each annual meeting of shareholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The election of directors shall be by a plurality of the votes of the shares entitled to vote on the election of directors.

In addition, subject to the maximum number of directors designated by resolution of the board of directors, additional directors may be appointed from time to time by the board of directors or by ordinary resolution either as a result of a casual vacancy or as an additional director.

Directors may be removed or replaced by an ordinary resolution of the shareholders.